The Bylaws of Northland Cranberries, Inc. were amended, effective as of November 6, 2001, as follows:

                  (a) Section 2.10 of the Bylaws was amended in its entirety to read as follows:

                           "2.10. Conduct of Meeting. The Chairman, if any, and in his absence or discretion, a Vice-Chairman, if any, and in their absence, the President, and in his absence or discretion, a Vice President in the order provided under Section 4.11 hereof or as chosen by the Chairman, and in their absence, any person chosen by the shareholders present shall call the meeting of the shareholders to order and shall act as chairman of the meeting, and the Secretary of the corporation shall act as secretary of all meetings of the shareholders, but, in the absence or upon the request of the Secretary, the presiding officer may appoint any other person to act as secretary of the meeting."

                  (b) Section 2.13 of the Bylaws was amended in its entirety to read as follows:

                           "2.13. Action without Meeting. Any action required or permitted by the articles of incorporation or these bylaws or any provision of the Wisconsin Business Corporation Law to be taken at a meeting of the shareholders may be taken without a meeting and withou action by the Board of Directors if a written consent or consents, describing the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted."

                  (c) Section 3.06 of the Bylaws was amended by deleting the words "forty eight" in the first sentence thereof and inserting the words "twenty-four" in its place.

                  (d) Section 3.09 of the Bylaws was amended in its entirety to read as follows:

                           "3.09. Conduct of Meetings. The Chairman, if any, and in his absence, a Vice-Chairman, if any, and in their absence, the President, and in his absence, a Vice President in the order provided under Section 4.11, and in their absence, any director chosen by the directors present, shall call meetings of the Board of Directors to order and shall act as chairman of the meeting. The Secretary of the corporation shall act as secretary of all meetings of the Board of Directors but in the absence of the Secretary, the presiding officer may appoint any other person present to act as secretary of the meeting. Minutes of any regular or special meeting of the Board of Directors shall be prepared and distributed to each director."

                  (e) The penultimate sentence of Section 3.14 of the Bylaws was amended to read as follows:

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                           "Notwithstanding the foregoing, no action may be
         taken at any meeting held by such means on any particular matter which the presiding officer determines to be inappropriate under the circumstances for action at a meeting held by such means."

                  (f) Section 4.07 of the Bylaws was amended in its entirety to read as follows:

                           "4.07. The Vice-Chairman of the Board. The Vice-Chairmen of the Board, if any be chosen by the Board of Directors, shall possess all the powers of the Chairman of the Board. In the event a Vice-Chairman of the Board disagrees with the manner in which the Chairman of the Board is discharging the duties incident to the office of the Chairman of the Board, the Vice-Chairman of the Board shall have the right to call a vote of the Chairman of the Board and all Vice-Chairmen of the Board, the vote of a majority of whom shall prevail. In the event no majority is obtained, the disagreement shall be submitted to the vote of the Board of Directors, the vote of a majority of whom shall prevail."

                  (g) The first two sentences of Section 4.08 of the Bylaws were amended to read as follows:

                           "The Board of Directors shall from time to time designate the Chairman of the Board, if any, or any of the Vice-Chairmen of the Board, if any, or the President of the corporation as the Chief Executive Officer of the corporation. The President shall be the Chief Executive Officer whenever the offices of Chairman of the Board of the corporation and Vice-Chairman of the Board of the corporation are vacant."

                  (h) The first sentence of Section 4.09 of the Bylaws was amended to read as follows:

                           "Unless the Board of Directors otherwise provides, in the absence of the Chairman of the Board and all Vice-Chairmen of the Board, in the event of their inability or refusal to act, or in the event of a vacancy in the offices of the Chairman of the Board and Vice-Chairman of the Board, the President shall perform the duties of the Chairman of the Board, and when so acting shall have all the powers of and be subject to all the restrictions upon the Chairman of the Board."

                  (i) Section 5.02 of the Bylaws was amended in its entirety to read as follows:

                           "5.02.   Loans. No indebtedness for borrowed money
         shall be contracted on behalf of the corporation and no evidences of such indebtedness shall be issued in its name unless authorized by or under the authority of a resolution of the Board of Directors. Such authorization may be general or confined to specific instances."

                  (j) Each of paragraphs (b), (c), and (d) of Section 8.03 of the Bylaws were amended in their entirety to read as follows:

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

                           "(b)    No indemnification shall be required to be
         paid by the Corporation pursuant to Section 8.02 if, within such sixty-day period a Disinterested Quorum, by a majority vote thereof, determines that the Director or Officer requesting indemnification engaged in misconduct constituting a Breach of Duty. In the event a Disinterested Quorum makes such a determination, the decision of the Disinterested Quorum shall be final, and the Director or Officer shall have no right to appeal."

                           "(c)    If the Board does not obtain a final
         determination of a Disinterested Quorum or, if a Disinterested Quorum cannot be obtained, within such sixty-day period, an Authority, as provided in Section 8.04, shall determine whether the Director's or Officer's conduct constituted a Breach of Duty and, therefore, whether indemnification should be denied hereunder."

                           "(d)    If indemnification of the requested amount of
         Liabilities is paid by the Corporation, then it shall be conclusively presumed for all purposes that a Disinterested Quorum has affirmatively determined that the Director or Officer did not engage in misconduct constituting a Breach of Duty."

                  (k) Paragraph (a) of Section 8.04 of the Bylaws was amended in its entirety to read as follows:

                           "(a)    If an Authority is required to determine a
         Director's or Officer's right to indemnification pursuant to Section 8.03, then the Director or Officer requesting indemnification shall have the absolute discretionary authority to select one of the following as such Authority:"








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